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Submit the Original                STATE OF OREGON
And One True Copy                CORPORATION DIVISION
(831.115) $50.00               255 Capital Street, N.E.               [STAMP]
                                     Suite 151
                                Salem, Oregon  97310

Registry Number:

                             ARTICLES OF INCORPORATION
                                BUSINESS CORPORATION


Article 1:     Name of Corporation:  ClipperNet Corporation

Article 2:     Number of shares the corporation will have authority to issue:

               50,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock. The Board of Directors shall have the authority, without any further approval of the shareholders, to establish, in whole or in part, the preferences, limitations and relative rights of any class of shares before the issuance of that class.

Article 3:     Name of the initial registered agent:

                    Robert C. Laskowski


               Address of the initial registered office:
                    Suite 1300
                    1001 S.W. Fifth Ave.
                    Portland, Oregon 97204-1151

Article 4:     Address where the Division may mail notices:
                    Suite 1300
                    1001 S.W. Fifth Ave.
                    Portland, Oregon 97204-1151

Article 5:     Name and address of each incorporator:
                    Robert C. Laskowski
                    Suite 1300
                    1001 S.W. Fifth Ave.
                    Portland, Oregon 97204-1151



                                     Exhibit 3.3


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Article 6:          The corporation shall have the power to indemnify to the
                    fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including action, suit or proceeding by or in right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. Indemnification specifically exclusive of any other rights to which such director, officer, employee or agent may be entitled under any bylaws, agreement, vote of shareholders, or disinterested directors or otherwise. The corporation, its officers, directors, employees, or agents shall be fully protected in taking any action or making any payment under this Article or in refusing to do so upon the advise of counsel.

Article 7: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except that this provision shall not apply to:

                    1. Any breach of the directors duty of loyalty to the corporation or its shareholders;
                    2. Any acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
                    3.   Any distribution which is unlawful under Oregon law;
                    4. Any transaction from which the director derived an improper personal benefit; or
                    5. Any act or omission occurring prior to the date on which these Articles of Incorporation are filed.


Execution: /s/ Robert C. Laskowski      Robert C. Laskowski     Incorporator
                    Signature           Printed Name                  Title


Person to contact about this filing: Robert C. Laskowski        (503) 241-0780
                                             (Name)    (Daytime Phone Number)